EXHIBIT 1.26

ALTIA PLC	MINUTES 2/2020
(Business ID 1505555-7)	Extraordinary General Meeting 12 November 2020

UNOFFICIAL TRANSLATION

In case of discrepancy, the Finnish language version shall prevail

EXTRAORDINARY GENERAL MEETING OF ALTIA PLC

Time:	12 November 2020, 2:00 p.m. EET

Place:	Helsinki Stock Exchange Building, Pörssisali, Fabianinkatu 14, 00100 Helsinki, Finland

Present:	The Extraordinary General Meeting was attended or represented by shareholders listed in the list of votes. The list of votes is attached hereto as Appendix 1.

The Chairman of the Board of Directors, the Chief Executive Officer, the auditor in charge and meeting personnel were also present.

1.	Opening of the meeting

The Chairman of the Board of Directors of the company, Sanna Suvanto-Harsaae, opened the meeting and provided an introduction on the background of the Extraordinary General Meeting.

2.	Calling the meeting to order

Mikko Heinonen, Attorney-at-law, was elected the Chairman of the General Meeting and he called Thomas Heinonen, the company’s General Counsel, to act as the secretary for the meeting.

It was noted that the meeting may be followed through a live webcast on the company’s website and therefore also other parties than the company’s shareholders may follow the meeting. This was approved by the General Meeting.

The Chairman explained the measures implemented for preventing the coronavirus pandemic. It was noted, among other things, that:

•	The General Meeting was held in compliance with regulatory rules and restrictions imposed by the authorities for preventing the pandemic and the company had taken precautions to ensure that the General Meeting could be held taking into consideration the health and safety of shareholders, the company’s personnel and other stakeholders;

•	In the notice to the meeting, the company had strongly recommended that shareholders not participate in person at the meeting and make use of the live webcast for following the meeting and the possibility to vote in advance, use the proxy representative service offered by the company and the possibility to present questions in advance;

•	It was noted that questions presented in advance were aimed to be answered in the presentations of the General Meeting; and

•	There was no food or drink service at the meeting and no meeting gifts were distributed.

It was noted that based on the advance votes, proxies and voting instructions received by the company in advance of the meeting, a sufficient majority in accordance with the Finnish Limited Liability Companies Act has supported the proposal contained in the notice of the General Meeting.

The Chairman explained certain other procedures and measures related to the meeting. It was recorded that the General Meeting did not have issues with the explained measures and procedures.

ALTIA PLC	MINUTES 2/2020
(Business ID 1505555-7)	Extraordinary General Meeting 12 November 2020

UNOFFICIAL TRANSLATION

In case of discrepancy, the Finnish language version shall prevail

It was further noted that the meeting will be recorded by the Company and for its internal use. A recording of the presentation by the Chairman of the Board of Directors and the CEO will be available on the company’s website following the meeting.

3.	Election of persons to scrutinize the minutes and to supervise the counting of votes

Tua Stenius-Örnhjelm was elected to scrutinize the minutes and to supervise the counting of the votes.

4.	Recording the legality of the meeting

It was noted that the notice to the General Meeting had been published on the company’s website and as a stock exchange release on 2 October 2020 and that the proposals of the Board of Directors have been included in the notice published as a stock exchange release on 2 October 2020 and have also been available on the company’s website. The proposals of the Shareholders’ Nomination Board had been published as a separate stock exchange release on 29 September 2020. Therefore, all proposals to the General Meeting have been available in their entirety on the company’s website from 2 October 2020 onwards. The referenced documents were also available at the General Meeting. The notice to the General Meeting is attached hereto as Appendix 2.

It was noted that the merger plan (“Merger Plan”) approved by Altia Plc (“Altia”) and Arcus ASA (“Arcus”), dated 29 September 2020, had been registered with the Trade Register and published as a stock exchange release on 29 September 2020. It had been available from the same date on the company’s website. The Merger Plan is attached hereto as Appendix 3.

It was noted that the other documents required to be disclosed pursuant to the Finnish Limited Liability Companies Act had been available on the company’s website from 2 October 2020 onwards, and the English language merger prospectus and related Finnish language material had been available on the company’s website from 23 October 2020 onwards.

The General Meeting was informed, in accordance with Section 11 of Chapter 16 of the Finnish Limited Liability Companies Act, of Altia’s and Arcus’ significant stock exchange releases, which describe the events that have a material effect on the position of the respective company, published after the Report of the Board of Directors, dated 29 September 2020, available on the company’s website. It was noted that all of the stock exchange releases had been available on the websites of the companies.

It was noted that the General Meeting had been convened in compliance with the provisions of the Articles of Association and the Finnish Limited Liability Companies Act and therefore was legally convened and constituted a quorum.

5.	Recording the attendance at the meeting and adoption of the list of votes

It was noted that 133 shareholders were present at the beginning of the General Meeting either in person or represented by a legal representative or proxy representative, representing in total 19,374,749 shares and votes, which represents approximately 53.6 percent of all shares and votes in the company.

The Chairman noted that certain shareholders had prior to the General Meeting submitted voting instructions to the company.

It was noted that the representative of certain nominee-registered shareholders and of certain other shareholders is the Company’s legal counsel Heini Moilanen.

It was further noted that shareholders with Finnish book-entry accounts had been able to vote in advance on certain items on the agenda of the General Meeting through the Company’s website and the votes cast in advance will be added to the voting result, should a full count of votes be exercised on the relevant item.

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ALTIA PLC	MINUTES 2/2020
(Business ID 1505555-7)	Extraordinary General Meeting 12 November 2020

UNOFFICIAL TRANSLATION

In case of discrepancy, the Finnish language version shall prevail

The shareholders’ voting instructions and a summary of the votes cast in advance were attached hereto as Appendix 4.

It was noted that the Chairman of the Board of Directors, the Chief Executive Officer, the auditor in charge and meeting personnel were present at the meeting. Additionally, it was noted that the members of the Board of Directors and the proposed new members of the Board of Directors were not present at the meeting due to the coronavirus pandemic.

The list of votes as at the commencement of the meeting was adopted and it was noted that the list of votes will be adjusted to correspond to the attendance at the commencement of a possible vote. The list of votes as at the commencement of the meeting is attached hereto as Appendix 1.

6.	Resolutions on the merger of Altia Plc and Arcus ASA

It was noted that the merger of Altia and Arcus is resolved in item 6. It was noted that the Boards of Directors of Altia and Arcus have on 29 September 2020 approved the Merger Plan according to which the business operations of Altia and Arcus will be combined through a cross-border absorption merger to the effect that all such assets and liabilities of Arcus shall transfer, without a liquidation procedure, to Altia. The Merger Plan has been registered with the Trade Register on 29 September 2020.

The Chairman of the Board of Directors, Sanna Suvanto-Harsaae, and the Chief Executive Officer, Pekka Tennilä, presented to the General Meeting the merger described in the company’s stock exchange release published on 29 September 2020 as well as the combined company to be formed through the merger. The presentation is attached hereto as Appendix 5.

It was noted that the Merger Plan and the proposal of the Board of Directors of Altia to resolve on the merger and on the approval of the Merger Plan and certain proposals contained therein had been available on the company’s website in accordance with the Finnish Limited Liability Companies Act and were also included in the meeting material, available to shareholders at the General Meeting. It was further noted that in accordance with the Merger Plan, the proposals of the Board of Directors and Shareholders’ Nomination Board set out in the notice, form an entirety that requires the adoption of all its individual items by a single resolution. The Extraordinary General Meeting can only approve or reject the proposals set out in the Merger Plan, but not amend them.

It was noted that the merger and the proposed changes included in the Merger Plan to Altia’s Articles of Association, the issuance of new shares as merger consideration, the members of the Board of Directors of the Combined Company and their remuneration, and the amendment to and deviation from the Charter of the Shareholders’ Nomination Board are conditional upon and will become effective upon the completion of the merger, which is planned to take place on 1 April 2021. The completion of the merger is further subject to the statutory creditor hearing process of Arcus’ creditors and the receipt of all required statutory and other approvals, including approvals by the competition authorities.

It was noted that in order to complete the merger, the Board of Directors of Altia had proposed to the Extraordinary General Meeting that it resolves on the cross-border absorption merger of Arcus into Altia, in accordance with the Merger Plan, dated 29 September 2020, approved by the Boards of Directors of Altia and Arcus, and approves the Merger Plan in question.

The Chairman presented the proposals of the Board of Directors in more detail as follows:

It was noted that the Board of Directors of Altia had proposed that the Extraordinary General Meeting resolves on the cross-border merger of Arcus into Altia in accordance with the Merger Plan. It was noted that the proposal includes, among other things that as a part of the approval of the merger, but however as conditional to the completion of the merger (with the exception of section g) below), as in detail described in the Merger Plan included as Appendix 3, the General Meeting would resolve to:

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ALTIA PLC	MINUTES 2/2020
(Business ID 1505555-7)	Extraordinary General Meeting 12 November 2020

UNOFFICIAL TRANSLATION

In case of discrepancy, the Finnish language version shall prevail

a)	approve the amended Articles of Association of the combined company in the form attached to the Merger Plan and the amendment to the company’s trade name;

b)	resolve on the issuance of new shares of Altia as merger consideration to the shareholders of Arcus in accordance with the Merger Plan so that the shareholders of Arcus receive 0.4618 new shares of Altia for each share of Arcus owned by them;

c)	resolve to adopt the number of members of the Board of Directors of the combined company to be eight (8) members;

d)	elect Michael Holm Johansen as the Chairman of the Board of Directors, Sanna Suvanto-Harsaae as the Vice Chairman and member of the Board of Directors, and Jyrki Mäki-Kala, Torsten Steenholt, Kristen Ægidius, Ingeborg Flønes, Nils Selte and Sinikka Mustakari as members of the Board of Directors of the combined company;

e)	resolve on the remuneration of the Board of Directors of the combined company so that the remuneration of the conditionally elected members of the Board of Directors of the combined company consists of monthly fees as follows: EUR 4 000 per month for the Chairman, EUR 2 500 per month for the Vice Chairman and EUR 2 000 per month for the members and that the resolutions regarding Board remuneration made by the Annual General Meeting 2020 of Altia shall remain in force unaffected;

f)	resolve to amend the Charter of the Shareholders’ Nomination Board of Altia whereby, in addition to the Chairman of the Board of Directors, also the Vice Chairman of the Board of Directors will act as an expert member to the Shareholders' Nomination Board and on a temporary deviation from the Charter to the effect that, should the effective date be later than 1 June 2021, the members of the Shareholders' Nomination Board will be determined on the tenth business day following the effective date; and

g)	resolve to authorize the Board of Directors to resolve on the payment of an extra dividend, in one or several instalments, in the maximum total amount of EUR 0.40 per share (representing approximately EUR 14.5 million) to the shareholders of the company prior to the effective date.

It was noted that based on the advance votes, proxies and voting instructions received by the company in advance of the meeting, a sufficient majority in accordance with the Finnish Limited Liability Companies Act has supported the proposal made to the General Meeting.

It was resolved, in accordance with the proposals of the Board of Directors and the Shareholders’ Nomination Board, to approve the merger of Arcus into Altia in accordance with the Merger Plan and to approve the Merger Plan.

7.	Closing of the meeting

It was recorded that the decision of the General Meeting was made unanimously, unless otherwise stated in these minutes.

It was noted that the items on the agenda had been attended to and no other items had been declared. The minutes of the General Meeting will be available for shareholders on the company’s website at the latest from 26 November 2020.

The Chairman declared the General Meeting closed at 2:45 p.m. EET.

(Signatures on the following page)

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ALTIA PLC	MINUTES 2/2020
(Business ID 1505555-7)	Extraordinary General Meeting 12 November 2020

UNOFFICIAL TRANSLATION

In case of discrepancy, the Finnish language version shall prevail

In fidem

MIKKO HEINONEN	THOMAS HEINONEN
Mikko Heinonen	Thomas Heinonen
Chairman of the General Meeting	Secretary of the General Meeting

Minutes reviewed and confirmed by

TUA STENIUS-ÖRNHJELM
Tua Stenius-Örnhjelm

APPENDICES

Appendix 1	List of votes
Appendix 2	Notice to the Extraordinary General Meeting
Appendix 3	Merger Plan
Appendix 4	Voting instructions of nominee-registered shareholders and a summary of votes provided through advance voting
Appendix 5	Presentation of the Chairman of the Board of Directors and the Chief Executive Officer on the merger and Combined Company to be formed through the merger

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IMPORTANT INFORMATION

The securities referred to in this document in relation to the merger have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan.